Exhibit 99.1
NeuroMetrix Announces One-for-Ten Reverse Split
Shares of Common Stock and Certain Warrants Will Begin Trading on a Split-Adjusted Basis on November 19, 2019
WOBURN, Mass., Nov. 18, 2019 (GLOBE NEWSWIRE)-- NeuroMetrix, Inc. (NASDAQ:NURO) today announced the effectiveness of a one-for-ten reverse split of its common stock. The shares underlying the Company's outstanding options and warrants will also be adjusted accordingly.
The reverse stock split is intended to increase the per share trading price of the Company's common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market. As a result of the reverse stock split, every ten shares of the Company's common stock issued and outstanding at 5:00 p.m. on November 18, 2019 will be consolidated into one issued and outstanding share, with no change in the nominal par value per share of $0.0001. No fractional shares will be issued as a result of the reverse stock split. Shareholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu thereof.
Trading of the Company's common stock on the NASDAQ Capital Market will continue, on a split-adjusted basis, with the opening of the markets on Tuesday, November 19, 2019, under new CUSIP number 641255807. Trading of the Company's listed warrants to purchase common stock on the Nasdaq Capital Market will also continue, on a split-adjusted basis, with the opening of the markets on Tuesday, November 19, 2019 under new CUSIP number 641255211. Shares of the Company's common stock and the Company's listed warrants to purchase common stock will continue to trade under the symbols "NURO" and "NUROW". Immediately subsequent to the reverse stock split, there will be approximately 978,175 shares of the Company's common shares issued and outstanding.
The Company has retained its transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), to act as its exchange agent for the reverse split. AST will provide shareholders and holders of listed warrants of record as of the effective date instructions for the exchange of their certificates and/or warrants. Shareholders owning shares and/or warrants via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.
For more information regarding the Company's reverse stock split, please refer to the proxy statement filed by the Company with the Securities and Exchange Commission on Schedule 14A on October 18, 2019.
About NeuroMetrix
NeuroMetrix is an innovation-driven healthcare company combining neurostimulation and digital medicine. The company markets Quell®, an over-the-counter wearable device for the symptomatic relief of chronic pain. The company also markets DPNCheck®, a point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. For more information, please visit NeuroMetrix.com.

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com
Source: NeuroMetrix, Inc.